UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 16, 2004

VICAL INCORPORATED
(Exact name of registrant as specified in charter)

Delaware	000-21088	93-0948554
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10390 Pacific Center Court San Diego, California		92121-4340
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 646-1100

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information included pursuant to Item 2.03 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 16, 2004, we modified our equipment financing arrangement (the “Credit Facility”) with General Electric Capital Corporation (“GE Capital”) to provide for an additional leaseline of up to $8.5 million through October 31, 2005. The Credit Facility is governed by a Master Security Agreement dated December 15, 2000, as amended (the “Agreement”), and the Financial Covenants Addendum No. 001 to Agreement, dated December 15, 2000 (the “Addendum”). On December 16, 2004, as part of the modification, we entered into an Amendment No. 1 to the Addendum (the “Amendment”) and a Security Deposit Pledge Agreement with GE Capital (the “Security Deposit Agreement”).

We will use the Credit Facility to repay our outstanding debt under our credit facility with Banc of America Leasing and Capital, LLC (“Banc of America”) and to finance eligible purchases of lab, scientific, computer and other equipment, and tenant improvements. We are not permitted to draw down any additional funds under our credit facility with Banc of America and, following this repayment, we will have completed all of our obligations under this facility.

The interest rates and repayment schedules for amounts that we draw down under the Credit Facility will vary based on the use of the funds and the timing of the financing. The portion of the Credit Facility to be used to repay our outstanding debt under our credit facility with Banc of America, which is approximately $2.2 million, will bear interest at a rate of approximately 3.0% and be payable in 33 monthly installments. The portion of the Credit Facility to be used to finance new computer equipment purchases and various soft costs, which is expected to be approximately $2.5 million, will bear interest at a rate of approximately 3.0% and be payable in 36 monthly installments. The portion of the Credit Facility to be used to finance all other purchased equipment, which is expected to be approximately $3.8 million, will bear interest at a rate of approximately 3.2% and be payable in 48 monthly installments.  The foregoing interest rates are based on the Federal Reserve 24-, 36- and imputed 48-month Constant Maturities Rate for October 4, 2004 and are adjusted effective as of the date of funding of any financing.

Under the terms of the modified Credit Facility, as the Credit Facility is utilized, separate promissory notes will be executed for each drawdown. The promissory note covering the portion of the Credit Facility used to repay our outstanding debt under our credit facility with Banc of America will be collateralized by the equipment acquired pursuant to the Banc of America facility. Each additional promissory note will be collateralized by the related equipment acquired under the Credit Facility. In addition, under the Security Deposit Agreement, we are required to deliver to GE Capital a non-interest-bearing cash security deposit in the amount of 60% of the loan financed on each promissory note. As we pay down principal on a promissory note, GE Capital is required to make a corresponding reduction to the amount of the security deposit semi-annually so that it remains at 60% of the principal amount of the note.

The Credit Facility includes affirmative, negative and financial covenants that impose restrictions on our financial and business operations.  In particular, the financial covenants set forth in the Amendment require that we maintain specified levels of unrestricted cash and investments in marketable securities. In the event we default on this covenant, we will be required to provide GE Capital with an irrevocable letter of credit equal to 100% of the then outstanding balance of amounts financed under the Credit Facility.

The Credit Facility also contains customary events of default, including, but not limited to, failure to pay principal or interest when due, violation of certain covenants, transfer or encumbrance of collateral and cross defaults to our other agreements with GE Capital. Upon the occurrence of an event of default, the outstanding obligations under the Credit Facility may be accelerated and become due and payable immediately.

As a condition to modifying the Credit Facility, we also entered into an Equipment Concentration Rider to the Agreement, which requires us to allocate funds that we draw down under the Credit Facility for the purchase of equipment in accordance with certain guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                VICAL INCORPORATED

Date: December 17, 2004	By: /s/ Jill M. Church
Jill M. Church
Vice President, Chief Financial Officer
and Secretary